UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCBT FINANCIAL CORPORATION
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On December 19, 2008, SCBT issued the following press release:

SCBT Financial Corporation Receives Preliminary Approval to Participate in the
U.S. Treasury Capital Purchase Program

COLUMBIA, S.C.—December 19, 2008—SCBT Financial Corporation (NASDAQ: SCBT) announces  that it has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program, a voluntary initiative for U.S. financial institutions designed to support the economy by increasing financing to businesses and consumers.  Under this program, SCBT could issue between $21.6 million and $64.8 million in nonvoting senior preferred stock to the U.S. Treasury.  The senior preferred shares would pay a cumulative annual dividend rate of 5% for the first five years and would reset to an annual rate of 9% if still outstanding after year five.  These senior preferred shares would be callable by the Company at par after three years.

“In this challenging economic environment, our bank continues to experience very positive results in our core values of soundness, profitability and growth.  We are fortunate not to have the magnitude of issues that many within our industry face,” said Robert R. Hill, Jr., CEO.  “We are pleased to be approved for this capital purchase program, which gives us another alternative and additional flexibility to sustain or grow our very strong capital position.  We will continue to evaluate whether we will participate and, if so, at what level.”

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the fourth largest bank headquartered in South Carolina and NCBT, a Division of SCBT, N.A.   Providing financial services for nearly 75 years, SCBT Financial Corporation operates 50 financial centers in 16 South Carolina counties and Mecklenburg County in North Carolina.   SCBT Financial Corporation has assets of approximately $2.8 billion and its stock is traded under the symbol SCBT on the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended.  SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results.  Such risks and uncertainties, include, among others, the following possibilities:  (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; and (10) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of The Scottish Bank (operating as North Carolina Bank and Trust a division of SCBT, N.A. as of November 10, 2008), including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.